UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

CHINOOK THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following supplemental information is being filed for the purpose of adding the descriptions of the effect of abstentions with respect to certain of the proposals described in the proxy materials of Chinook Therapeutics, Inc. (the “Company”). There are no other modifications or supplements to the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 28, 2023.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the proxy statement for instructions on how to do so.

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Voting Rights; Required Vote

Each holder of shares of our common stock is entitled to one vote for each share of common stock held as of the close of business on April 17, 2023, the record date. You may vote all shares owned by you at such date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee. Dissenters’ rights are not applicable to any of the matters being voted on.

Stockholder of Record: Shares Registered in Your Name. If on April 17, 2023, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting, or vote in advance through the internet or by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on April 17, 2023, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the meeting and vote your shares, you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the meeting.

Required Vote. Each director will be elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote for the election of directors. This means that the two individuals nominated for election to the Board of Directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or both of the nominees or “WITHHOLD” your vote with respect to one or both of the nominees. A “WITHHOLD” vote will have the same effect as an abstention. You may not cumulate votes in the election of directors. Approval of the ratification of the appointment of our independent registered public accounting firm, approval of the non-binding advisory vote on the compensation of our named executive and approval of the amendment to our 2015 Equity Incentive Plan will be obtained if the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter and are voted for or against the proposal vote “FOR” the proposal. Approval of an Amended and Restated Certificate of Incorporation will be obtained if at least sixty-six and two-thirds percent of the voting power of all then outstanding shares of the Company and entitled to vote in the election of directors vote “FOR” for the proposal.

Impact on the Vote of Broker Non-Votes, Abstentions and Withholding from Voting. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (broker non-vote). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum, but are not treated as votes cast and, therefore, will have no effect on the election of directors, the ratification of the appointment of our independent registered public accounting firm or approval of the non-binding advisory vote on the compensation of our named executive officers. Abstentions are voted neither “for” nor “against” a matter, and, therefore, will have no effect on the election of directors, the ratification of the appointment of our independent registered public accounting firm, the non-binding advisory vote on the compensation of our named executive officers, and approval of an amendment to our 2015 Equity Incentive Plan, but will be counted towards the vote total for the proposal to approve an Amended and Restated Certificate of Incorporation and will have the same effect as an “Against” vote for that proposal. Abstentions will also be counted in the determination of a quorum.

Proposal 1 (election of our directors), Proposal Three (approval of compensation to named executive officers), Proposal Four (approval of an Amended and Restated Certificate of Incorporation), and Proposal Five (approval of an amendment to our 2015 Equity Incentive Plan) will be treated as non-routine matters. Broker non-votes will not be counted towards the vote total for any proposal, except for the ratification of the appointment of our independent registered public accounting firm. If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote on any of Proposal 1, Proposal 3, Proposal 4, or Proposal 5, no votes will be cast on your behalf with respect to such proposals. Broker non-votes will have no impact on Proposals 1, 3 or 5, but will have the same effect as “Against” votes for Proposal 4. Because the ratification of the appointment of our independent registered public accounting firm is a discretionary matter that brokers are permitted to vote on without instructions from the beneficial owner, we do not expect any broker non-votes on that matter. Brokers do not have discretionary voting on any other proposal before the meeting.